Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of June 14, 2013 (the “Effective Date”), between Terry Bayer (the “Executive”) and Molina Healthcare, Inc. (the “Employer”).

RECITALS

The Employer desires to establish its right to the services of the Executive in the capacities described below, on the terms and conditions hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions. The parties hereto have previously entered into an Amended and Restated Change in Control Agreement dated as of December 31, 2009 (the “Change in Control Agreement”), which shall continue in effect as modified hereby.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Employment. The Employer shall employ the Executive as its Chief Operating Officer and the Executive hereby accepts such employment on the following terms and conditions. The Executive understands and agrees that she is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 7 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship. In the event that the Executive ceases to be employed by the Employer for any reason, the Executive shall tender her resignation from all positions she holds with the Employer, effective on the date her employment is terminated.

2. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and authority customarily associated with the position of Chief Operating Officer. The Executive shall report to, and follow the direction of, the Chief Executive Officer of the Employer. In addition to, or in lieu of, the foregoing, the Executive also shall perform such other and unrelated services and duties as may be assigned to her from time to time by the Employer. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote her entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use her best efforts to promote the interests of the Employer. Notwithstanding the foregoing, the Executive shall be permitted to (i) engage in charitable and community affairs, and (ii) make direct investments of any character in any non-competing business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of the Executive’s duties hereunder.

3. Executive Loyalty. Except as otherwise permitted by Paragraph 2, the Executive shall devote all of his or her time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of this Agreement, he or she shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer.

4. Term of Employment. This Agreement shall become effective upon the Effective Date and continue in effect until terminated in accordance with Paragraph 6.

5. Compensation.

A. The Employer shall pay the Executive an annual base salary of $644,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Executive’s salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Compensation Committee of the Board of Directors of the Employer (the “Board”) shall review at least annually the Executive’s Base Salary for possible increase and may, in its sole discretion and in accordance with applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, periodically adjust the Executive’s Base Salary.

B. The Executive shall be eligible to earn annual performance and/or discretionary bonuses as determined each year at the discretion of the Compensation Committee of the Board. The Executive shall be entitled to participate in all bonus or incentive plans applicable to the senior executives of the Employer. Bonus compensation earned and payable pursuant hereto shall be paid in the calendar year following the fiscal year for which the bonus is earned, and in no event shall such payment be made later than December 31 of such following calendar year.

C. The Executive shall be eligible, at the discretion of the Compensation Committee of the Board, for grants of equity compensation pursuant to an equity compensation agreement. Any equity compensation will be granted under and subject to the terms and conditions of an equity compensation plan of the Employer as then in effect.

D. During the term of this Agreement, the Employer shall include the Executive in any 401(k), deferred compensation, savings plan, life insurance, disability insurance, medical, dental or health insurance, paid time off, and other benefit plans or programs maintained by the Employer for the benefit of its executives. The Executive acknowledges and agrees that certain fringe benefits may be subject to income tax withholding and reporting to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”).

E. The Employer shall reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Code.

F. The Employer and the Executive each acknowledge that amounts paid under this Paragraph 5 are subject to any policy on the recovery of compensation (i.e., a so-called “clawback policy”), as may be adopted by the Employer, and as thereafter amended from time to time, in order to comply with applicable law.

6. Termination. The Executive’s services shall terminate upon the first to occur of the following events:

A. Upon the Executive’s date of death or the date the Executive is given written notice that she has been determined to be disabled by the Board. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially her required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period.

B. On the date the Employer provides the Executive with written notice that she is being terminated for “Cause.” For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Employer terminates the Executive after the Executive:

(1) shall be indicted or convicted of, or admitted, plea bargained, or entered a plea of no contest or nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement;

(2) shall have committed intentional acts that materially impair the goodwill or business of the Employer or cause material damage to its property, goodwill, or business;

(3) shall have refused to, or willfully failed to, perform her material duties hereunder; or

(4) shall have engaged in conduct that constitutes a breach of any fiduciary duty or duty of loyalty owed to the Employer or its affiliates; or

(5) shall have violated any state or federal securities laws,

provided, however, that to the extent the event giving rise to Cause is susceptible to cure, the Employer shall not terminate the Executive’s employment hereunder unless the Executive has not, within thirty (30) days following receipt of notice of termination from the Employer (which notice shall set forth in reasonable detail the specific conduct of the Executive that constitutes Cause and the specific provisions of this Agreement on which the Employer relies) taken all reasonable steps to cure such event giving rise to Cause.

Any voluntary termination by the Executive in anticipation of a termination for Cause under this subparagraph B, or a separation for other than Cause at a time when grounds for termination for Cause exist, shall be deemed a termination for Cause.

C. On the date the Employer terminates the Executive’s employment for any reason, other than a reason otherwise set forth in this Paragraph 6.

D. On the date the Executive terminates her employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(1) the assignment to the Executive of any duties materially inconsistent in any respect with Paragraph 2 of this Agreement, or any other action by the Employer that results in a material diminution in the Executive’s authority, duties or responsibilities;

(2) any material diminution in the Executive’s Base Salary or bonus opportunity;

(3) any material change in the geographic location of the Executive’s principal place of employment; or

(4) any material breach of this Agreement by the Employer.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Employer written notice (“Notice of Termination for Good Reason”) of the termination within thirty (30) days of the event constituting Good Reason setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given, unless the Employer cures the condition or event constituting Good Reason within thirty (30) days following receipt of the Executive’s Notice of Termination for Good Reason.

E. On the date the Executive resigns for any reason other than a reason set forth in this Paragraph 6, provided that the Executive shall give the Employer thirty (30) days written notice prior to such date of her intention to so resign and provided further, that notwithstanding such notice period, the Employer may elect to terminate the Executive’s employment at any time prior to the expiration of such notice period, so long as Employer pays the Executive that which would otherwise be due for the notice period.

7. Compensation Upon Termination.

A. If the Executive’s services are terminated for any reason, the Executive shall be entitled to her salary through her final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

B. If the Executive’s services are terminated pursuant to Paragraph 6C or 6D other than within twelve (12) months years following a Change in Control Event (as defined in Paragraph 7C below), and the Executive complies with the release requirements set forth in Paragraph 7E, the Executive shall be entitled to receive, in addition to the payments and benefits set forth in Paragraph 7A, the following payments and benefits: (1) an amount equal to one hundred percent (100%) of the Executive’s Base Salary then in effect as of the date of her termination of employment; (2) a pro rata portion of the Termination Bonus for the year in which the Executive’s employment is terminated, based on the number of entire months of such year that have elapsed through the date of the Executive’s termination of employment as a fraction of twelve (12); (3) a cash payment of $50,000 for health and welfare benefits; and (4) notwithstanding any provision in the applicable award agreement(s) to the contrary, any non-vested restricted shares awarded pursuant to Paragraph 5C of this Agreement, which shares would otherwise have vested based solely upon the lapse of time, shall immediately vest on the Executive’s last day of employment, and any non-vested restricted shares awarded pursuant to Paragraph 5C of this Agreement, the restrictions on which shares would lapse based upon the failure to satisfy, as of the Executive’s last day of employment, the relevant performance conditions associated with such shares, shall be forfeited. The term “Termination Bonus” shall mean an amount equal to one hundred percent (100%) of the Executive’s Base Salary then in effect.

C. If the Executive’s services are terminated pursuant to Paragraph 6C or 6D within twelve (12) months following a Change in Control Event, and the Executive complies with the release requirements in Paragraph 7E, the Executive shall be entitled to receive all of the payments and benefits set forth in Section 2 of the Change in Control Agreement. For purposes of this Agreement, “Change in Control Event” shall have the meaning of Change in Control as defined in Section 1(b) of the Change in Control Agreement. The definitions of “Cause,” “Disability” and “Good Reason” set forth in Paragraph 6 of this Agreement shall control the Executive’s eligibility for severance under Section 2 of the Change in Control Agreement.

D. The Executive shall have no duty to mitigate damages and none of the payments provided in this Paragraph 7 shall be reduced by any amounts earned or received by the Executive from a third party at any time. Notwithstanding anything to the contrary in Paragraph 7C if, in connection with a Change in Control Event, the Executive voluntarily enters a new written employment agreement with the Employer or the successor entity, the Executive will no longer be entitled to the payments and benefits under Paragraph 7C.

E. The Executive shall be entitled to the payments set forth in Paragraphs 7B or 7C above, if and as applicable, provided she signs the Form of Release of Claims and Covenant Not To Sue attached as Exhibit A to the Change in Control Agreement. The Executive must sign and tender the release as described above not later than sixty (60) days following the Executive’s last day of employment, or such earlier date as required by the Employer, and if the Executive fails or refuses to do so, the Executive shall forfeit the right to such termination compensation as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Code, subject to Paragraph 15, they shall be paid on the first pay period following the date that is sixty (60) days after the Executive’s employment terminates. If the payments are not otherwise subject to Section 409A of the Code, they shall be paid on the first pay period after the release becomes effective.

8. Confidentiality. The Executive will not at any time (whether during or after her employment with the Employer), unless compelled by lawful process, disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Employer and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Employer or of any subsidiary or affiliate of the Employer (collectively, “Confidential Information”); provided that the foregoing shall not apply to information which is not unique to the Employer or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of her employment with the Employer for any reason, she will return to the Employer immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Employer and its affiliates, except that she may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. The Executive further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Employer or its affiliates.

9. Non-Solicitation and Non-Disparagement

A. Non-Solicitation (Employees). During the Executive’s employment with the Employer and for twelve (12) months after the Executive’s date of termination, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, or partnership, induce or attempt to induce, or hire, any person, who at the time of such inducement or hire is an employee of the Employer (or who was, within the six (6) months prior to such inducement or hire, an employee) to perform work or service for any other person or entity other than the Employer.

B. Non-Solicitation (Customers). During the Executive’s employment with the Employer and for twelve (12) months after the Executive’s date of termination, the Executive shall not, directly or indirectly: (i) contact or solicit, or direct any person, firm, corporation, association or other entity to contact or solicit, any of the Employer’s customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term of the Executive’s employment; or (ii) divert or attempt to divert, for her direct or indirect benefit, or for the benefit of any other person, firm, corporation, association or other entity, the business of any customer of the Employer; or (iii) influence or attempt to influence any customer of the Employer to transfer its business to the Executive or any person, firm, corporation, association or other entity; or (iv) in any other manner knowingly interfere with, disrupt or attempt to disrupt the relationship of the Employer with any of its customers, and in each of (i) through (iv) if such activities post termination of employment involve the use of trade secrets or other Confidential Information, as defined in Paragraph 8, of the Employer. In addition, the Executive will not disclose the identity of any such customers to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

C. Nondisparagement. The Executive agrees that she will not disparage the Employer or its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. The Executive further agrees that she will not direct anyone to make any disparaging oral or written remarks to any third parties.

D. Inventions. The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the term of her employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Employer), are the sole and exclusive property of the Employer. The Executive further agrees that (1) she will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights she has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. The Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive, and the Executive acknowledges that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. Notwithstanding the foregoing, pursuant to Sections 2870 and 2872 of the California Labor Code, the Employer hereby notifies the Executive that the provisions of this Paragraph 9D shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer. A copy of Code Sections 2870 and 2872 will be made available to the Executive upon her request.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered and effective upon the earliest of (a) personal delivery, (b) electronic confirmation of a facsimile transmission received in its entirety at the applicable facsimile number indicated below with a confirmatory copy sent for overnight delivery the next business day by recognized overnight commercial courier service (such as Federal Express), with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or (c) delivery by recognized overnight courier service, with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or at such other address as shall be specified in writing in accordance with this Paragraph:

If to the Executive, to:

Terry Bayer

274 Argonne Avenue

Long Beach 90803

If to Employer, to:

Molina Healthcare, Inc.

Attention: General Counsel

200 Oceangate, Suite 100

Long Beach, CA 90802

Facsimile No: 916-646-4572

11. Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

12. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Employer with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Employer hereunder.

13. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contain all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof; provided, however, that the Change in Control Agreement shall remain in effect as modified hereby. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

14. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

15. Section 409A.

A. The Employer and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Paragraph 15. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Paragraph 7 of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Employer within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of the Executive’s termination of employment with the Employer, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Employer in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Employer (or the earliest date permitted under Section 409A of the Code), whereupon the Employer will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred.

B. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This subparagraph B shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

C. In the event that following the date hereof the Employer or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Employer and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

16. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

17. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

18. Arbitration. Any controversy, claim or dispute between the parties relating to the Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement, shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator in Los Angeles County, California selected in accordance with the Rules (provided, however, that any controversy or claim arising under Paragraphs 8 or 9 will be resolved, at the election of the Employer, either (i) under this Paragraph 18 or (ii) in accordance with Paragraph 19). The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of California. In reaching her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of her decision on public policy arguments or the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his, her or its own legal fees, costs and expenses of arbitration and one-half ( 1/2) of the costs of the arbitrator.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to its conflict of law provisions. Furthermore, as to Paragraphs 8 or 9, the Executive agrees and consents to submit to personal jurisdiction in the state of California in any state or federal court of competent subject matter jurisdiction situated in Los Angeles County, California. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraphs 8 or 9 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Los Angeles County, California, unless the Employer elects arbitration in accordance with Paragraph 18. In addition, the Executive waives any right to challenge in another court any judgment entered by such Los Angeles County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive waives any right she may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

MOLINA HEALTHCARE, INC.		EXECUTIVE:

/s/ Joseph M. Molina		/s/ Terry Bayer
By:	Joseph M. Molina, M.D.	Terry Bayer
Its:	Chief Executive Officer

Signature Page to Bayer Employment Agreement